Exhibit 99

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

MEDIA CONTACT:

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR INCREASES REGULAR QUARTERLY DIVIDEND

MATTHEWS, NC, January 17, 2008 — Family Dollar Stores, Inc. (NYSE: FDO), announced that the Company’s Board of Directors has declared a regular quarterly cash dividend on the Company’s common stock of $0.125 per share, payable Tuesday, April 15, 2008, to shareholders of record at the close of business on Friday, March 14, 2008.  The quarterly cash dividend of $0.125 per share is an increase of 8.7% from the preceding quarterly cash dividend of $0.115 per share.

“Despite the challenging environment, our cash flow remains strong.  Increasing our dividend for the 32nd consecutive year is a reflection of our confidence in the long-term growth opportunity for Family Dollar,” said Howard R. Levine, Chairman and Chief Executive Officer.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States.  Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,400 stores in 44 states.  Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO.  For more information, please visit www.familydollar.com.

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